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                                                  Exhibit 99

                 YANKEE ENERGY SYSTEM, INC.
          1991 LONG-TERM INCENTIVE COMPENSATION PLAN


Article 1.  General Provisions

1.1  Title

     This document shall be known as the 1991 Yankee Energy Long-
Term Incentive Compensation Plan (herein referred to as the
"Plan").

1.2  Purpose

     The purposes of the Plan are (i) to attract and retain outstanding executives in key management positions of the Company and its subsidiaries, (ii) to promote the achievement of long-term corporate goals through the use of performance-based incentives, (iii) to create parallel interests between executives and shareholders by providing for some portion of executive compensation in the form of common stock, and (iv) to reward performance and to foster company identification on the part of key middle managers.

1.3  Definitions

     As used herein, the following terms shall have the meanings set forth below:

     (a) "Administrative Provisions" means the provisions governing the administration of the Plan adopted pursuant to
Section 1.4 of the Plan.

     (b)  "Award" means an award of Restricted Common Shares,
Stock Options or Stock Appreciation Rights pursuant to Articles 2 through 4 of the Plan.

     (c)  "Board" means the Board of Directors of the Company.

     (d) "Change of Control" means (i) the acquisition by a third person, including a "person" as defined in Section 13(d)(3) of the

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Exchange Act, of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the total number of votes that may be cast for the election of the directors of the Company; or (ii) as the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale of assets or one or more contested elections, or any combination of the foregoing transactions, the persons who were directors of the Company shall cease to constitute a majority of the Board of the Company.

     (e)  "Committee" means the Organization and Compensation
Committee of the Board, or such other Committee of the Board as shall be charged with the administration of the Plan.

     (f)  "Company" means Yankee Energy System, Inc., a
Connecticut corporation, or any successor corporation.

     (g)  "Executive Officer" means any Chief Executive Officer,
President, Executive Vice President, Senior Vice President, or
Vice President of the Company or its public utility subsidiary, Yankee Gas Services Company.

     (h)  "Exchange Act" means the Securities Exchange Act of
1934, as amended and in effect from time to time, or any successor statute.

     (i) "Fair Market Value" means, on the relevant date, the last quoted price of the Company's common shares or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market or, if the shares are listed or admitted to trading on an exchange, the average of the high and low prices of the Company's common shares as reported by such exchange.

     (j) "Incentive Stock Option" means any Stock Option granted pursuant to Article 3 of the Plan that complies with the definition of "incentive stock option" within the meaning of
Section 422A of the Internal Revenue Code or its successor statute.

     (k)  "Non-Qualified Stock Option" means any stock option

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granted pursuant to Article 3 of the Plan that is not an
Incentive Stock Option.

     (l) "Participant" means an officer or employee of the Company or a subsidiary who is granted an Award under the Plan.

     (m)  "Plan" means this 1991 Long-Term Incentive Compensation
Plan, as it may be amended from time to time in accordance with its provisions.

     (n) "Restricted Common Shares" means common shares of the Company granted pursuant to Section 2.1 of the Plan.

     (o) "Stock Appreciation Right" means an Award entitling a Participant to receive an amount equal to (or if the Committee shall determine at the time of grant, less than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant of the Stock Appreciation Right, or such other price as set by the Committee, multiplied by the number of common shares with respect to which the Stock Appreciation Right shall have been exercised.

     (p) "Stock Option" means an Award to purchase common shares granted pursuant to Article 3 of the Plan.

     (q) "Subsidiary" means any corporation or entity in which the Company directly or indirectly controls 50% or more of the total voting power of all classes of stock having voting power.

1.4  Administration

     The Plan shall be administered by the Committee. Each member of the Committee shall be a "disinterested person" as that term is defined in Rule 16b-3 promulgated under the Exchange Act, as such Rule now exists or as it may be amended and in effect from time to time, or any successor to such Rule. Subject to limitations contained in the Plan, the Committee shall have authority (i) to select Participants, (ii) to make Awards under the Plan and

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establish the terms and conditions of such Awards, (iii) to determine the frequency of awards under the Plan, (iv) to adopt, amend and rescind Administrative Provisions under the Plan, (v) to interpret the Plan and (vi) to delegate its responsibilities to others, except those responsibilities with respect to the selection for participation of, and the granting of Awards to, persons subject to Sections 16(a) and (b) of the Exchange Act.

1.5  Term

     The Plan shall be effective upon approval by the Company's shareholders and shall terminate on September 30, 2000, except with respect to Awards then outstanding.

1.6  Shares of Common Stock Subject to the Plan

     The maximum number of shares that may be awarded under the Plan, subject to adjustment as provided in Section 6.3, shall be two percent (2 0/0), rounded to the nearest whole number, of the total issued and outstanding shares of the Company's common stock at the time of approval of the Plan by the Company's shareholders. For the purpose of computing the total number of common shares available for Awards under the Plan, there shall be counted against the foregoing limitation the number of common shares subject to issuance upon exercise or settlement of Awards.

If any Award is forfeited, terminated, expires unexercised, settled in cash in lieu of stock or exchanged for other Awards, the number of shares represented by such Award shall again be available for award under the Plan. Furthermore, any common shares that are used as full or partial payment to the Company by a Participant of the purchase price of common shares upon exercise of a Stock Option shall again be available for Awards under the Plan, as shall any shares covered by Stock Appreciation Rights that are not issued as payment upon exercise. Common shares that may be awarded under the Plan, at the Company's election, may be shares that are authorized and unissued, that have been authorized and issued or that have been issued and reacquired by the Company. No fractional shares may be awarded under the Plan.

1.7  Eligibility for Awards

     Persons eligible for Awards under the Plan shall be officers

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and executive and managerial employees of the Company or its
Subsidiaries who serve in policy making roles or whose performance, in the Committee's opinion, has contributed or will contribute materially to the success of the Company or its Subsidiaries; provided, however, that no Award may be made to a member of the Committee or to a former member of the Committee for one year after he or she ceases to be such a member.

1.8  Types of Awards

     The Committee may make Awards under the Plan in the form of Restricted Common Shares, Stock Options, Stock Appreciation
Rights or any combination of the foregoing.

1.9  Criteria for Awards

     In determining whether to grant a Participant an Award under the Plan, the Committee shall consider such factors as it deems appropriate, including but not limited to the Company's financial condition, the Participant's performance, and the value of the Participant to the Company. The Committee shall have sole discretion as to whether to grant an Award, the amount and type thereof and any terms or conditions attached to the Award. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive and binding upon all Participants and any person claiming under or through a Participant and may not be challenged before any court, authority or tribunal.

1.10 Frequency of Awards

     Awards to Participants shall be on a regular, periodic basis for Participants who are Executive Officers, unless the Committee finds such regular Awards to be inappropriate.

Article 2.  Restricted Shares

2.1  Restricted Share Awards

     The Committee may grant a Participant an Award of shares of common stock subject to such terms and conditions as the Committee

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deems appropriate, including, without limitation, restrictions on the pledging, sale, assignment, transfer or other disposition of such shares and the requirement that the Participant forfeit all or a portion of such shares back to the Company upon voluntary or other termination (for any reason other than death, permanent and total disability, normal retirement as defined in the Company's pension plan or early retirement with the approval of the Board).

2.2  Restricted Shares Agreement

     Each Participant receiving an Award of Restricted Common
Shares shall enter into an agreement with the Company in a form specified by the Committee agreeing to such terms and conditions of the Award as the Committee deems appropriate.

2.3  Effect of Termination of Employment

     If, prior to the lapse of restrictions applicable to Restricted Common Shares, the Participant ceases to be an employee of the Company or its subsidiaries for any reason other than death, permanent and total disability, normal retirement or early retirement with the approval of the Board, the Restricted Common Shares awarded to such Participant, as to which restrictions have not lapsed, shall be forfeited to the Company, effective on the date of the Participant's termination of employment. The Committee shall have the sole power to decide in each case to what extent leaves of absence shall not be deemed a termination of employment.

Article 3.  Stock Options

3.1  Form of Opinions

     Stock Options granted under the Plan may be in the form of Incentive Stock Options or Non-Qualified Stock Options. Such Stock Options shall be subject to the terms and conditions of this Article and shall contain such additional terms and conditions, not inconsistent with the express provisions of the Plan, as the Committee shall deem desirable. Stock Options may be granted alone or in addition to other Awards under the Plan.

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3.2  Exercise Price

     The option exercise price per common share purchasable under a Stock Option shall be determined by the Committee at the time of grant, but in no event shall the exercise price be less than one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of the grant of such Stock Option.

3.3  Term

     The term of each Stock Option shall be fixed by the Committee; except that the term of Incentive Stock Options shall not exceed ten (10) years after the date the Incentive Stock
Option is granted.

3.4  Exercise of Option

     A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at the date of grant; provided, however, that no Stock Option shall be exercisable during the first six (6) months after the date of such Stock Option is granted. Except as provided in Section 6.4 of the Plan, no Stock Option may be exercised unless the holder thereof is at the time of such exercise in the employ of the Company or a Subsidiary and has been continuously so employed since the date such Stock Option was granted; provided, however, that (i) in the case of a Participant who terminates employment as the result of permanent and total disability, normal retirement as defined in the Company's pension plan or early retirement with approval of the Board, Stock Options may be exercised within one (1) year of termination of employment, or within three (3) months of termination due to such retirement in the case of an Incentive Stock Option; and (ii) any Stock Option, if not expired, shall be exercisable at any time within one (1) year after the date of the holder's death by the executor or administrator of his estate or by his legatees or heirs, whichever may be entitled, but only if and to the extent that the Stock Option might have been exercised by the holder at the date of his death, or as determined by the Committee or otherwise provided under the Plan, and in no case after the Stock Option has expired.

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     A Stock Option may be exercised, in whole or in part, by
giving written notice of exercise to the Company specifying the number of shares to be purchased. Such notice shall be accompanied by payment in full of the purchase price in cash or, if acceptable the Committee in its sole discretion, in common shares already owned by the Participant, or by surrendering outstanding Awards denominated in share or share units. The Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Options and sell the common shares thereby acquired, pursuant to a brokerage or similar arrangement, approved in advance by the Committee, and use the proceeds from such sale as payment of the purchase price of such shares.

     With respect to Incentive Stock Options granted under the Plan, the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year shall not exceed One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Internal Revenue Code.

Article 4.  Stock Appreciation Rights

4.1  Grants

     A Stock Appreciation Right may be granted in addition to or completely independent of a Stock Option or any other Award under the Plan.

4.2  Exercise

     A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee, except that in no event shall a Stock Appreciation Right be exercisable within the first six (6) months after the date of grant. The Committee may also provide that a Stock Appreciation Right shall be exercised automatically on one or more specified dates.

4.3  Payment Upon Exercise

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     Payment by Yankee Energy upon exercise of a Stock
Appreciation Right may be made in cash, in common shares or a combination thereof, as the Committee shall determine; provided, however, that any Stock Appreciation Right exercised upon or subsequent to the occurrence of a Change of Control shall be paid in cash.

Article 5.  Taxes

5.1  Company's Right to Withhold

     The Company shall have the right to deduct from any Award made under the Plan, or from any other sums coming due from the Company to the Participant, any federal, state or local taxes of any kind required by law to be withheld with respect to such Award or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

5.2  Election Under I.R.C. Section 83(b)

     No Participant receiving an Award of Restricted Common
Shares shall make, in connection with such Award, the election permitted under Section 83(b) of the Internal Revenue Code or any successor statute.

Article 6.  Miscellaneous Provisions

6.1  No Right of Employment

     Neither the adoption of the Plan nor the granting of any Award shall confer upon any employee of the Company or any of its Subsidiaries any right to continued employment, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of all of its employees at any time, with or without cause.

6.2  No Obligation to Make Award

     Nothing in the Plan shall be construed to obligate the Company to make an Award to a Participant or anyone claiming under or through a Participant.

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6.3  Adjustments Upon Changes in Stock

     If there shall be any change in the shares of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, spinoff, split up, dividend in kind or other change in the corporate structure or distribution to shareholders, appropriate adjustments may be made by the Board (or, if the Company is not the surviving corporate in any such transaction, the Board of Directors of the surviving corporation) in the aggregate numbers and kind of shares subject to the Plan, and the number and kind of shares that may be issued under Awards.

6.4  Non-Transferability of Awards

     No Award, and no rights or interests therein, shall be assignable or transferable by a Participant except by will or the laws of descent and distribution. During the lifetime of a Participant, Stock Options and Stock Appreciation Rights are exercisable only by, and settlement of Awards will be payable only to, the Participant or his or her legal representatives.

6.5  Change of Control

     In the event of a Change of Control of the Company, and except as the Committee may expressly provide otherwise, all restrictions and conditions applicable to Restricted Common Shares then outstanding shall be deemed satisfied as of the date of the Change of Control and all Stock Options awarded at least six (6) months prior to the Change of Control shall be exercisable as of such date.

6.6  Amendment, Suspension and Termination of the Plan

     The provisions of Section 1.5 notwithstanding, the Board may suspend or terminate all or any portion of the Plan at any time and may amend it from time to time to conform to any change in applicable laws or regulations or to permit the Company, its Subsidiaries or their employees to benefit from any change in applicable laws or regulations, or in any other respect the Board of Directors may deem to be in the best interests of the Company; provided, however that no amendment of the Plan shall, without

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approval of the Company's shareholders, (i) except as provided in
Section 6.3, increase materially the numbers of shares of stock that may be issued under the Plan, (ii) modify materially the requirements for eligibility for participation in the Plan, (iii) increase materially the benefits accruing to Participants in the Plan, or (iv) make any other change that would disqualify the Plan for the exemption provided by Rule 16b-3 of the regulations promulgated under the Exchange Act. No amendment, suspension or termination of the Plan in accordance with this section shall alter or impair any grant of an Award made prior to such amendment, suspension or termination without the consent of the Participant affected thereby.

6.7  Costs of Administration

     The costs and expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

6.8  Governing Law

     The Plan and all actions taken thereunder shall be governed by the laws of the State of Connecticut.


     I hereby certify the this is a copy of the 1991 Yankee
Energy Long-Term Incentive Compensation Plan.


Date: April 4, 1995      By:  /s/ MARY J. HEALEY
                              Mary J. Healey
                              Vice President, General
                              Counsel and Secretary